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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF ALTHEIMER & GRAY]

                                 May 31, 1996




Hayes Wheels International, Inc.
38481 Huron River Drive
Romulus, Michigan 48174

    Re: Registration of 11,611,300 Shares of Common Stock and 1,150,000 Warrants to Purchase Common Stock

Ladies and Gentlemen:

        We have acted as counsel to Hayes Wheels International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-4 (the "Registration Statement") relating to the registration of 11,611,300 shares of common stock, $.01 par value, of the Company (the "New Common Stock") and 1,150,000 warrants, each warrant entitling the holder thereof to purchase one share of Common Stock at a price of $48.00 during the period commencing on the fourth anniversary of the effective time (the "Effective Time") of the proposed merger of MWC Holdings, Inc., a Delaware corporation ("Holdings"), with and into the Company (the "Merger") and ending on the seventh anniversary of the Effective Time (the "Warrants"). The New Common Stock and Warrants are to be issued pursuant to the terms of the Agreement and Plan of Merger dated as of March 28, 1996 (the "Merger Agreement") between the Company and Holdings providing for the Merger. The terms of the Warrants are set forth in the Warrant Agreement to be dated as of the date of the Effective Time, the form of which is filed as Exhibit 10.2 to the Registration Statement.

        We are familiar with the proceedings to date with respect to the proposed issuance of the New Common Stock and the Warrants in the Merger and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of law as we have considered relevant and necessary as a basis for this opinion. Based on the foregoing, it is our opinion that:

        1. The Shares of New Common Stock, when issued in accordance with the Merger Agreement, will be legally issued, fully paid and non-assessable.

        2. The Warrants, when issued in accordance with the Merger Agreement and the Warrant Agreement, will be legal,

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Hayes Wheels International, Inc.
May 31, 1996
Page 2

    valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws, now or hereafter in effect, relating to or affecting creditors' rights generally and by general principals of equity.

          3. The shares of New Common Stock issuable upon exercise of the Warrants, when issued in accordance with the Warrants and the Warrant Agreement, will be legally issued, fully paid and non-assessable (assuming no change in the applicable law or facts).

        This opinion is being furnished in accordance with Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the caption "Legal Matters" is the prospectus contained therein.
                                Very truly yours,



                                ALTHEIMER & GRAY

                                /s/ Altheimer & Gray